EXHIBIT 5

March 19, 2007

Alcoa Inc.

390 Park Avenue

New York, New York 10022-4608

Ladies and Gentlemen:

This opinion is being furnished in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by Alcoa Inc., a Pennsylvania corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) relating to the registration under the Securities Act of 1933, as amended (the “Act”), of up to $750,000,000 aggregate principal amount of the Company’s 5.72% Notes due 2019 and up to $627,182,000 aggregate principal amount of the Company’s 5.87% Notes due 2022 (collectively, the “New Notes”), to be offered in exchange for like principal amounts of the Company’s outstanding 5.72% Notes due 2019 and 5.87% Notes due 2022 (the “Old Notes”), which were issued by the Company on February 23, 2007 in a transaction that was exempt from registration under the Act. The Old Notes were, and the New Notes will be, issued under the Indenture, dated as of September 30, 1993, as supplemented by the First Supplemental Indenture, dated January 25, 2007 (together, the “Indenture”), between the Company and The Bank of New York Trust Company, N.A., as successor to J.P. Morgan Trust Company, National Association (formerly known as Chase Manhattan Trust Company, N.A.), as successor trustee to PNC Bank, National Association, as Trustee (the “Trustee”).

As a Counsel of the Company, I am generally familiar with its legal affairs. In addition, I have examined the Articles and By-Laws of the Company; the Indenture; the Registration Statement; the forms of the New Notes; the resolutions adopted by the Board of Directors of the Company relating to the Indenture, the Old Notes, the New Notes and the filing of the Registration Statement; and such other certificates of officers of the Company and other documents and corporate records as I have considered necessary for the purposes of this opinion. I have assumed for purposes of this opinion that the Indenture is a valid and legally binding obligation of the Trustee.

On the basis of the foregoing, I advise you that, in my opinion, the New Notes, when duly executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture, with the terms of the New Notes having been duly established in conformity with the Indenture, and when issued and delivered in exchange for the Old Notes as described in the prospectus that forms a part of the Registration Statement, will be legally issued and will constitute the valid and binding obligations of the Company enforceable against it in accordance with and subject to their respective terms and the terms of the Indenture, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar laws of general applicability relating to or affecting the enforcement of creditors’ rights and by general equitable principles, and except that no opinion is expressed as to the availability of the remedy of specific performance.

I am a member of the bar of the Commonwealth of Pennsylvania and my opinion is limited to the laws of the Commonwealth of Pennsylvania and the laws of the United States of America.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading “Legal Matters” in the prospectus that forms a part of the Registration Statement. In giving my consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission under the Act.

Very truly yours,

/s/ Thomas F. Seligson
Thomas F. Seligson
Counsel